EXHIBIT 23(b)


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of TXU Corp. on Form S-8 of our report dated February 14, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Statement of Financial Accounting Standards No. 142 as described in Note 2 of the Notes to the Financial Statements and the discontinuance of European operations as described in Note 3 of the Notes to the Financial Statements) appearing in the Annual Report on Form 10-K of TXU Corp. for the year ended December 31, 2002 (2002 Annual Report) and the amendment, dated March 28, 2003, to the 2002 Annual Report on Form 10-K/A and of our report dated July 5, 2002 in the Annual Report on Form 11-K of TXU Thrift Plan for the year ended December 31, 2001, respectively.

/s/ Deloitte & Touche LLP

Dallas, Texas
May 8, 2003